Exhibit 99.1
Encore Energy Partners LP Announces Second Quarter Results and
Quarterly Distribution of $0.6881 per Unit
FORT WORTH, Texas — (BUSINESS WIRE) – August 4, 2008
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today announced its quarterly distribution and second quarter results.
Distribution
The Partnership announced a distribution of $0.6881 per unit for the quarter ended June 30, 2008, or $2.7524 per unit on an annualized basis. The Board of Directors of Encore Energy Partners GP LLC has approved the distribution to be paid on or about August 14, 2008 to unitholders of record on August 11, 2008.
Summary of Second Quarter 2008 Results
The following table highlights certain reported amounts for the second quarter of 2008 (common units and $ in millions):

Three Months
Ended June 30,
2008
Adjusted EBITDAX	$42.5
Net loss	$(45.0)
Net income excluding certain charges	$29.4
Distributable cash flow	$35.3
Total distributions to be paid	$23.1
Coverage ratio	1.53
Weighted average diluted common units outstanding	31.3
Oil and natural gas revenues	$58.9
Average daily production volumes (BOE/D)	6,600
Oil as a percentage of total production volumes	70%
Oil and natural gas capital costs (excl acquisitions)	$5.7
Oil and natural gas acquisition costs	$5.8
Quarterly distribution	$0.6881
Adjusted earnings before interest, income taxes, depletion, depreciation, and amortization, non-cash unit-based compensation, non-cash derivative fair value loss, and exploration expense (“Adjusted EBITDAX”) totaled $42.5 million for the second quarter of 2008. For the second quarter of 2008,

Encore Energy Partners LP
Second Quarter 2008 Results
distributable cash flow totaled $35.3 million. Adjusted EBITDAX and distributable cash flow are reconciled to their most directly comparable GAAP measures in the attached financial schedules.
Jon S. Brumley, Chief Executive Officer of Encore Energy Partners GP LLC, stated, “These quarterly results emphasize the quality of ENP’s properties, operating strategy, and hedging strategy. All three of these factors are interconnected and enable the Partnership to distribute a robust $0.69 per unit to our partners during this time of high commodity prices. We are pleased with the results of beating production guidance, paying off $14 million of debt, and having the Partnership implement its operating plan. Our variable distribution strategy allows our investors to participate in the high commodity price environment by receiving increased distributions as prices increase. We are proud of our properties and our plan.”
ENP’s net loss for the second quarter of 2008 was $45.0 million ($1.45 per diluted common unit). The second quarter results included a net derivative fair value loss of $76.4 million which comprises a loss of $2.2 million related to derivative premium amortization, a $73.2 million loss related to non-cash change in derivative fair value related to future periods, and a loss of $1.0 million related to cash settlements. The second quarter of 2008 also included a charge of $1.3 million for non-cash compensation expense. Net income excluding certain charges for the second quarter of 2008 was $29.4 million ($0.88 per diluted common unit). Net income excluding certain charges for the second quarter of 2008 excludes derivative gains and losses not related to the current period and non-cash compensation expense. Net income excluding certain charges is reconciled to its most directly comparable GAAP measure of net loss in the attached financial schedules.
For the second quarter of 2008, the Partnership’s average realized oil price was $111.53 per barrel (“Bbl”), and the average realized natural gas price was $11.06 per thousand cubic feet (“Mcf”). These quarterly average prices were the highest realized by the Partnership since its initial public offering in September 2007. During the second quarter of 2008, the Partnership’s oil and natural gas differentials to NYMEX averaged a negative 10 percent ($12.77 per Bbl) and positive one percent ($0.12 per Mcf), respectively, both of which are better than the Partnership’s previously released second quarter guidance of negative 13 percent for oil and negative 11 percent for natural gas. This resulted as the markets in which the Partnership operates continue to improve. The average NYMEX oil price was $124.30 per Bbl in the second quarter of 2008, and the average NYMEX natural gas price was $10.94 per Mcf.
Lease operations expense for the second quarter of 2008 was $6.9 million ($11.53 per BOE), which was in line with previously released guidance of $10.75 to $11.75 per BOE.
G&A expense excluding $1.1 million of non-cash compensation related to management incentive units for the second quarter of 2008 was $1.9 million ($3.12 per BOE), which was lower than previously released guidance of $3.40 to $3.85 per BOE.
Depletion, depreciation, and amortization expense for the second quarter of 2008 was $9.2 million ($15.34 per BOE), which was slightly lower than the previously released guidance of $15.75 to $16.25 per BOE due to better than expected drilling results.
Net marketing revenue and expense was a loss of $0.7 million in the second quarter of 2008. Marketing expenses in the second quarter of 2008 include pipeline tariffs, storage, truck facility fees, and tank

Encore Energy Partners LP
Second Quarter 2008 Results
bottom costs used to support the sale of equity crude and natural gas, the revenues of which are included in oil and natural gas revenues on the Partnership’s income statement versus marketing revenues.
The Partnership invested $5.7 million in its capital programs during the second quarter of 2008 drilling eight gross wells (2.3 net), all of which were successful.
Operations Update
West Texas
Two new operated wells in Crockett County, Texas were turned over to production in the second quarter of 2008. The wells continue to extend the Canyon / Strawn development program in ENP’s Henderson leases. The J.L. Henderson, Jr. B 11-20.5 well had an initial production rate of 3.9 MMcf/D, which is the largest well drilled on ENP’s acreage in Crockett County since the property was originally acquired by Encore Acquisition Company (“EAC”) in 2000. The other well, the J.L. Henderson, Jr. 2-17, had an initial production rate of 1.5 MMcf/D, which also exceeded the Partnership’s expectations. On average, these two wells cost approximately $950,000 each to drill and complete, and the Partnership has a 100 percent working interest and 85 percent net revenue interest in these wells. The Partnership is currently planning to offset these locations in 2009.
Elk Basin
During the third quarter of 2008, the Partnership will be installing two nitrogen membrane units at the Elk Basin gas plant at a net cost to the Partnership of $0.7 million. These units will remove nitrogen from the recycled gas stream, enhancing the BTU content of the gas for plant fuel. This installation will reduce the amount of purchased fuel gas required for plant operations by approximately half.  The original net cost savings to the Partnership were projected to be $0.4 million per quarter, or $1.6 million on an annual basis, but due to the rise in natural gas prices, the expected net cost savings will be approximately $0.6 million per quarter, or $2.5 million on an annual basis.
Sulfur prices continued to strengthen in the second quarter of 2008, resulting in increased revenue in Elk Basin. The sulfur is extracted at the Elk Basin gas plant from the gas produced from the Tensleep formation. The Partnership’s second quarter net sulfur revenue of $0.4 million was twice as much as the first quarter net sulfur revenue of $0.2 million and significantly more than net sulfur revenue of $0.1 million in the fourth quarter of 2007.
Acquisitions Update
During the second quarter of 2008, the Partnership acquired an existing net profits interest in its Crockett County properties in exchange for 283,700 common units of ENP valued at $5.8 million, subject to customary closing adjustments. The deal closed on May 1, 2008.
Liquidity Update
At June 30, 2008, ENP had $151 million outstanding under its revolving credit facility. The amount outstanding on the revolving credit facility decreased $14 million during the second quarter of 2008, reflecting the strong operating results and commodity price environment experienced during the quarter.

Encore Energy Partners LP
Second Quarter 2008 Results
Third Quarter 2008 Outlook
The Partnership expects the following for the third quarter of 2008:

Average daily production volumes	6,000 to 6,600 BOE/D
Oil and natural gas related capital (third quarter 2008)	$1.5 to $2.5 million
Maintenance capital requirements per year – Long-term	$15.7 million
Lease operations expense	$12.00 to $13.00 per BOE
G&A expenses (excl non-cash comp)	$2.85 to $3.25 per BOE
Depletion, depreciation, and amortization	$15.50 to $16.25 per BOE
Production, ad valorem, and severance taxes	11.0% of oil and natural gas revenues
Oil differential	-11% of NYMEX oil price
Natural gas differential	8% of NYMEX natural gas price
In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC in February 2008 were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Thursday, August 7, 2008 at 9:30 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreenp.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 58376724.
A replay of the conference call will be archived and available via ENP’s website at the above web address or by dialing 800-642-1687 and entering conference ID 58376724. The replay will be available through August 21, 2008. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin of Wyoming and Montana, the Williston Basin of North Dakota, and the Permian Basin of West Texas.

Encore Energy Partners LP
Second Quarter 2008 Results
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected distributions, the benefits, timing and mix of acquisitions, expected production volumes, expected expenses, expected taxes, expected capital expenditures, expected differentials, drilling plans, expected cost savings, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in ENP’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Diane Weaver, 817-339-0803
dweaver@encoreacq.com

Encore Energy Partners LP
Condensed Consolidated Statements of Operations
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007 (a)	2008	2007 (a)
Revenues:
Oil	$47,141	$22,212	$84,336	$30,372
Natural gas	11,808	5,689	18,810	10,302
Marketing	903	3,614	3,762	4,852

Total revenues	59,852	31,515	106,908	45,526

Expenses:
Production:
Lease operations	6,922	5,728	12,980	8,419
Production, ad valorem, and severance taxes	5,782	3,134	10,580	4,609
Depletion, depreciation, and amortization	9,215	9,173	18,335	12,879
Exploration	38	31	67	62
General and administrative	2,933	1,011	5,855	1,566
Marketing	1,609	3,275	4,002	4,355
Derivative fair value loss	76,428	2,814	92,015	6,497
Other operating	331	288	682	433

Total operating expenses	103,258	25,454	144,516	38,820

Operating income (loss)	(43,406)	6,061	(37,608)	6,706

Other income (expenses):
Interest	(1,909)	(5,342)	(3,549)	(6,444)
Other	65	27	82	27

Total other income (expenses)	(1,844)	(5,315)	(3,467)	(6,417)

Income (loss) before income taxes	(45,250)	746	(41,075)	289
Income tax benefit (provision)	252	(33)	162	(65)

Net income (loss)	$(44,998)	$713	$(40,913)	$224

Net loss allocation (b):
Limited partners’ interest in net loss	$(45,233)		$(44,808)

General partner’s interest in net loss	$(731)		$(739)

Net loss per common unit (b):
Basic	$(1.45)		$(1.51)
Diluted	$(1.45)		$(1.51)

Weighted average common units outstanding (b):
Basic	31,260		29,766
Diluted	31,260		29,766

(a)	In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

(b)	The Partnership completed its initial public offering in September 2007. Prior to the initial public offering, the Partnership was wholly owned by EAC, other than management incentive units owned by certain executive officers of the Partnership’s general partner. Accordingly, the earnings allocation and earnings per unit information is not presented for the three and six months ended June 30, 2007.

Encore Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2008	2007 (a)
Net income (loss)	$(40,913)	$224
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	112,234	23,486
Changes in operating assets and liabilities	(7,685)	(10,081)

Net cash provided by operating activities	63,636	13,629

Net cash used in investing activities	(12,348)	(361,430)

Financing activities:
Net proceeds from long-term debt	103,310	233,383
Deemed distributions to affiliates in connection with acquisition of Permian and Williston Basin assets	(124,838)	—
Distributions to unitholders	(29,137)	—
Net contributions from owner	—	115,766

Net cash provided by (used in) financing activities	(50,665)	349,149

Increase in cash and cash equivalents	623	1,348
Cash and cash equivalents, beginning of period	3	—

Cash and cash equivalents, end of period	$626	$1,348

Encore Energy Partners LP
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007 (a)
Total assets	$485,072	$497,719

Liabilities (excluding long-term debt)	$125,035	$55,206
Long-term debt	151,000	47,500
Partners’ equity	209,037	395,013

Total liabilities and partners’ equity	$485,072	$497,719

Working capital (c)	$(14,241)	$2,750

(a)	In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

(c)	Working capital is defined as current assets minus current liabilities.

Encore Energy Partners LP
Selected Operating Results
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007 (a)	2008	2007 (a)
Production volumes:
Oil (MBbls)	423	426	849	601
Natural gas (MMcf)	1,067	764	1,956	1,429
Combined (MBOE)	601	554	1,175	839

Daily production:
Oil (Bbls/D)	4,645	4,686	4,663	4,639
Natural gas (Mcf/D)	11,729	8,393	10,745	8,186
Combined (BOE/D)	6,600	6,085	6,454	6,004

Average realized prices:
Oil (per Bbl)	$111.53	$52.09	$99.37	$50.57
Natural gas (per Mcf)	11.06	7.45	9.62	7.21
Combined (per BOE)	98.15	50.39	87.81	48.49

Average costs per BOE:
Lease operations expense	$11.53	$10.34	$11.05	$10.04
Production, ad valorem, and severance taxes	9.63	5.66	9.01	5.49
Depletion, depreciation, and amortization	15.34	16.57	15.61	15.35
Exploration	0.06	0.06	0.06	0.07
General and administrative	4.88	1.83	4.98	1.87
Derivative fair value loss	127.26	5.08	78.33	7.75
Other operating	0.55	0.52	0.58	0.52
Marketing loss (gain)	1.18	(0.61)	0.20	(0.59)

(a)	In February 2008, the Partnership acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and the historical financial information was recast to include the acquired properties. As a result, the historical financial information of the Partnership has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

Encore Energy Partners LP
Derivative Summary as of August 4, 2008
(unaudited)
Oil Derivative Contracts (d)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Aug. — Dec. 2008
	880	$80.00	440	$107.60	—	$—
	2,000	75.00	—	—	—	—
	500	65.00	—	—	—	—
2009
	880	80.00	440	97.75	—	—
	2,250	74.11	—	—	1,000	68.70
2010
	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—
2011
	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—
Natural Gas Derivative Contracts (d)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Aug. — Dec. 2008
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	—	—	—	—
2009
	3,800	8.20	3,800	9.83	—	—
	3,800	7.20	—	—	—	—
2010
	3,800	8.20	3,800	9.58	—	—
	3,800	7.20	—	—	—	—
Interest Rate Swap Agreements

	Notional	Fixed	Floating
Period	Amount	Rate	Rate
	(in thousands)
Aug. 2008 - Jan. 2011	$50,000	3.1610%	1 month LIBOR
Aug. 2008 - Jan. 2011	25,000	2.9650%	1 month LIBOR
Aug. 2008 - Jan. 2011	25,000	2.9613%	1 month LIBOR

(d)	Oil prices represent NYMEX WTI monthly average prices, while gas prices represent IF Houston Ship Channel prices. The differential between IF HSC and NYMEX Henry Hub is approximately $0.20 per Mcf.

Encore Energy Partners LP
Non-GAAP Financial Measures
(in thousands)
(unaudited)
     This press release includes a discussion of Adjusted EBITDAX, which is a non-GAAP financial measure. The following table provides reconciliations of Adjusted EBITDAX to net loss and net cash provided by operating activities, the Partnership’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2008	2008
Net loss	$(44,998)	$(40,913)
Depletion, depreciation, and amortization	9,215	18,335
Non-cash unit-based compensation expense	1,250	2,380
Exploration	38	67
Interest expense and other	1,844	3,467
Income taxes	(252)	(162)
Non-cash derivative fair value loss	75,445	91,203

Adjusted EBITDAX	42,542	74,377
Change in other operating assets and liabilities	(164)	(6,489)
Other non-cash expenses	247	565
Interest expense and other	(1,844)	(3,467)
Cash exploration expense	(17)	(26)
Current income taxes	(76)	(128)
Purchased options	—	(1,196)

Net cash provided by operating activities	$40,688	$63,636

     Adjusted EBITDAX is used as a supplemental financial measure by the Partnership’s management and by external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts, and others, to assess (1) the financial performance of the Partnership’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of the Partnership’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) the Partnership’s operating performance and return on capital as compared to those of other entities in the oil and natural gas industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Adjusted EBITDAX should not be considered an alternative to net loss, operating loss, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The Partnership’s definition of Adjusted EBITDAX may not be comparable to similarly titled measures of another entity because all companies may not calculate Adjusted EBITDAX in the same manner.
     This press release also includes a discussion of “Distributable cash flow”, which is a non-GAAP financial measure. The following table provides a reconciliation of distributable cash flow to net loss and net cash provided by operating activities, the Partnership’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2008	2008
Net loss	$(44,998)	$(40,913)
Depletion, depreciation, and amortization	9,215	18,335
Non-cash unit-based compensation expense	1,250	2,380
Non-cash derivative fair value loss	75,445	91,203
Exploration	38	67
Development capital	(5,668)	(11,517)
Capital maintenance reserves	—	2,424

Distributable cash flow	35,282	61,979
Change in other operating assets and liabilities	(164)	(6,489)
Other non-cash expenses	(81)	275
Cash exploration expense	(17)	(26)
Purchased options	—	(1,196)
Development capital	5,668	11,517
Capital maintenance reserves	—	(2,424)

Net cash provided by operating activities	$40,688	$63,636

     The Partnership believes that distributable cash flow is a useful measure of the Partnership’s financial and operating performance and its ability to continue to make quarterly distributions.
     Distributable cash flow should not be considered an alternative to net loss, operating loss, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of another entity because all entities may not calculate distributable cash flow in the same manner.

Encore Energy Partners LP
Non-GAAP Financial Measures (continued)
(in thousands, except per unit amounts)
(unaudited)
     This press release also includes a discussion of “Net income excluding certain charges”, which is a non-GAAP financial measure. The following table provides a reconciliation of net income excluding certain charges to net loss, the Partnership’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
		Per Diluted		Per Diluted
	Total	Unit	Total	Unit
Net loss	$(44,998)	$(1.45)	$(40,913)	$(1.51)
Add:
Non-cash unit-based compensation expense	1,250	0.04	2,380	0.08
Non-cash derivative fair value loss excluding premium amortization	73,195	2.29	86,815	2.86

Net income excluding certain charges	$29,447	$0.88	$48,282	$1.43

     The Partnership believes that the exclusion of these charges enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     Net income excluding certain charges should not be considered an alternative to net loss, operating loss, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The Partnership’s definition of net income excluding certain charges may not be comparable to similarly titled measures of another entity because all entities may not calculate net income excluding certain charges in the same manner.